SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              --------------------

                                    FORM 8-K
                              --------------------


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 6, 1997


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                            AXENT TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                     0-28100                   87-0393420
(State or other jurisdiction of       (Commission               (IRS Employer
incorporation or organization)         File No.)             Identification No.)


            2400 Research Boulevard
                    Suite 200
               Rockville, Maryland                             20850
      (Address of principal executive office)                (Zip Code)


        Registrant's telephone number including area code: (301) 258-5043


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Item 5.  Other Events.


         On January 6, 1997, AXENT Technologies, Inc. ("AXENT"), AssureNet Pathways, Inc. ("AssureNet", formerly known as Digital Pathways, Inc.) and Axquisition, Inc., a wholly-owned subsidiary of AXENT, entered into an Agreement and Plan of Merger (the "Merger Agreement"), the description of which herein is qualified in its entirety by the terms of the Merger Agreement. The Merger Agreement provides that, following approval and adoption of the Merger Agreement by the stockholders of AssureNet, AssureNet will be merged with and into Axquisition, Inc., which will be the surviving corporation and remain a wholly-owned subsidiary of AXENT. The Merger Agreement provides that, upon consummation of that merger, AXENT would issue 1,550,000 shares (or such smaller number as equals $29,450,000 divided by the Buyer Share Market Value, as that term is defined in the Merger Agreement) of its common stock in exchange for (a) all shares of AssureNet capital stock outstanding at the effective time of the merger, (b) all shares of AssureNet common stock issuable upon exercise of options issued by AssureNet that are "in-the-money" (i.e., that have an exercise price per share less than the Common Stock Conversion Ratio multiplied by the Buyer Share Market Value, as those terms are defined in the Merger Agreement) and (c) all shares of AssureNet common stock issuable upon exercise of options and warrants issued or granted by AssureNet on or after January 6, 1997. Upon consummation of that merger, AXENT will assume all options and warrants granted or issued by AssureNet. The Merger Agreement is subject to approval by AssureNet stockholders, government regulatory approval and certain other standard closing conditions. Holders of a majority of AssureNet common shares, preferred shares and Series C preferred shares have agreed to vote for the merger. Closing currently is expected to occur in late March 1997.

         AXENT expects that the proposed merger with AssureNet will be accounted for using purchase accounting. In connection with that transaction, AXENT expects to take a one-time charge of $24 million to $32 million for purchased in-process research and development. Based upon the closing price of AXENT's common stock on January 6, 1997, the last full trading day prior to the public announcement of the proposed merger, the 1,550,000 shares that AXENT would issue therein would have an aggregate value of $24.8 million. The 1,550,000 shares that AXENT would issue in the proposed merger would constitute approximately 13.3% of the shares of AXENT's common stock outstanding at December 31, 1996.

         Concurrent with the execution of the Merger Agreement, AssureNet and AXENT entered into a Management Agreement, the form of which is attached as Exhibit G to the Merger Agreement and the description of which herein is qualified in its entirety by the terms of the Management Agreement. The parties entered into the Management Agreement with the expectation that the proposed merger would be consummated and that, in the meanwhile, the parties would benefit if AXENT could make and implement good faith decisions to integrate the operations and products of AssureNet with those of AXENT. AXENT has authority under the Management Agreement to manage all the business and operations of AssureNet from January 6, 1997 to the effective time of the Merger, unless the Management Agreement is otherwise terminated. AXENT will use its best efforts to consult with and inform the Chief Financial Officer (or other appropriate officer) of AssureNet of actions proposed to be taken under the Management
Agreement, and will obtain the approval of AssureNet's directors if required under AssureNet's charter documents or California law. AXENT will use its reasonable business judgment and will treat AssureNet's assets as it treats its own assets in the course of running AXENT's own business. AXENT will receive no fees for its services under the Management Agreement, but will be reimbursed by AssureNet for equipment, reasonable travel costs and related expenses incurred under the Management Agreement. The Management Agreement terminates automatically if the Merger Agreement terminates and may be terminated by AXENT at any time.

          The Merger Agreement and exhibits thereto are expected to be filed as part of a Registration Statement on Form S-4 on or about January 22, 1997.

Item 7.  Financial Statements and Exhibits.

Exhibit
Number                                          Description
------                                          -----------

99.1                             Press Release of AXENT dated January 7, 1997

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  AXENT TECHNOLOGIES, INC.



Date:  January 22, 1997                            By:  /s/ John C. Becker
                                                   --------------------
                                                   John C. Becker, President and
                                                    Chief Operating Officer



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                                  Exhibit Index

                                                                  Sequentially
Exhibit No.                   Description                         Numbered Page

99.1                       Press Release of AXENT dated                6
                           January 7, 1997